Exhibit 10.27

5980 HORTON STR SUITE 450
EMERYVILLE, CA 94608
PHONE: 510.450.0761
FAX: 510.450.0794

September 27, 2006

John G. Melo

663 Greenwood Avenue

Glencoe, IL 60022

Dear John,

On behalf of Amyris (the “Company”), I am very excited to offer you the position of Chief Executive Officer. Speaking for ourselves, as well as the Company’s Board of Directors (the “Board”), and the other members of the Company’s management team, we are all very impressed with you and what you will bring to the Company. We believe that with your background, you will make significant contributions to the success of the Company.

The terms of your new position with the Company are as set forth below:

1.      Position; Board Membership. The Board of Directors will appoint you to the Board sometime during the month of October 2006, provided it does not create a conflict with your current employer. If it does create a conflict, then a mutually agreeable Board Appointment date will be decided by you and the Amyris Board of Directors. On or before November 15, you will become the Chief Executive Officer of the Company. As CEO you will have responsibility for the Company’s operations and strategic direction, as well as other tasks assigned to you by the Board. You will report directly to the Board. While employed by the Company, except with the written approval of the Board, you will not actively engage in any other employment, occupation or consulting activity.

2.      Start Date. You will commence this new position with the Company on or before November 15, 2006.

3.      Compensation.

a.      Base Salary. You will be paid a monthly salary of $25,833.33 minus applicable withholdings, which is equivalent to $310,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).

b.      Bonus Program. The Board would like to work with you to create a mutually agreeable bonus program for yourself and other members of the management team of the Company that will allow you and the team to participate in upside success of the Company’s performance.

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Your targeted annual bonus will be $75,000, based on milestones set forth by the Board of Directors. This bonus is payable by the end of CY 2007. The Board will discuss with you the creation of this program within your first 90 days of employment. The bonus program for your second year of employment will be targeted at $100,000.00, based upon milestones set forth by the Board of Directors. This bonus payable by the end of CY 2008.

4.      Stock Options.

a.      Initial Grant. In connection with the commencement of your employment, the Company will grant you an option to purchase 1,000,000 shares of Common Stock, with an exercise price equal to the fair market value of the Common Stock of the Company on the date of the grant. The proposed award represents approximately 6.5% of the fully diluted outstanding capitalization of the Company following the installment of the second tranche of the most recent round of financing. The option will vest and become exercisable, contingent on your continued employment with the Company on each respective vesting date, over a period of 5 years as follows: one year after your start date, 20% of the option will vest; thereafter, the remaining shares will vest on a monthly schedule of 1/48 of the total number of shares subject to the grant upon the completion of each month of employment. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Option Plan and the Stock Option Agreement between you and the Company, which you will be required to execute as a condition of the grant.

5.      Benefits.

a.      Insurance Benefits. The Company will provide you with the standard medical and dental insurance benefits available to other employees of the Company.

b.      Vacation. You will earn vacation consistent with the Company’s vacation policy offered to other employees of the Company.

6.       Relocation and commuting reimbursement:

a.      Amyris will fund up to $50,000.00 in costs directly associated with your commute between Chicago and Emeryville, until June of 2007.

b.      Amyris will reimburse you up to $100,000.00 in relocation costs associated with your move to the San Francisco Bay Area.

7.      At-Will Employment. Your employment with the Company shall be for no specified period or term and may be terminated by you or by the Company at any time for any or no reason, with or without Cause, as long as written notice is provided the Company that you provide thirty (30) days written notice of your intention to resign. The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement that is signed by you and by the Chairman of the Board.

8.      Termination of Employment. If you resign your employment with the Company or if the Company terminates your employment for Cause, at any time, you will receive your base salary, as well as any accrued but unused vacation (if applicable), earned through the effective

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resignation or termination date, and no additional compensation. If the Company terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date, and, conditioned on your (a) signing and not revoking a release of any and all claims, in a form prescribed by the Company, (b) resigning from the Board (if applicable) on the date that your employment terminates, and (c) returning to the Company all of its property and confidential information that is in your possession, you will receive the following: (i) continuation of your base salary for 12 months beyond the effective termination date, payable in accordance with the regular payroll practices of the Company, provided that these payments will be terminated as of the date you commence employment with another employer; and (ii) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then the Company shall pay your monthly premium under COBRA until the earlier of (x) 12 months following the effective termination date, or (y) the date upon which you commence employment with an entity other than the Company and (iii) if you are terminated within your first year of employment, your option granted under Paragraph 4 will vest on a monthly basis commensurate with the number of months that you were employed by the Company. You will notify the Company in writing within 5 days of your receipt of an offer of employment with any entity other than the Company, and will accordingly identify the date upon which you will commence employment in such writing. This salary continuance is meant to be provided to you as you actively seek future employment and as noted will cease once you have secured such employment.1

For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) non-performance, non-compliance or interference with the other party’s performance of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) your failure to satisfactorily perform your duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

9.      Change of Control. If, during your employment with the Company, there is a Change of Control event, and the Company terminates your employment without Cause or you are Constructively Terminated within 6 months of that event, then you will be eligible to receive the benefits provided in Section 8, as well as immediate accelerated vesting of 50% of any of the unvested shares under your outstanding options as of the date of termination (in this scenario, a minimum of 75% of your options will be vested), conditioned on your complying with the

1 NB: If the executive terminates when the Company is publicly traded, and payments extend into the next calendar year, in order to avoid IRC Section 409A no severance payments may be made for 6 months following termination. If the requirements of IRC Section 409A are not satisfied, the executive will be taxed on the severance amount at termination with a 20% tax penalty.

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requirements of Sections 8(a), (b), and (c) of this Agreement. These benefits will be subject to the terms and requirements of Section 8.2

“Constructive Termination” shall mean a resignation of your employment within 30 days of the occurrence of any of the following events which occurs within 5 months following a Change of Control: (i) a material reduction in your responsibilities; (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of the Company; or (iii) a relocation of your principal office to a location more than 50 miles from the location of your principal office immediately preceding a Change of Control.

“Change of Control” shall be defined as (i) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity of the Company would be transferred by the holders of the Company’s outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of the assets of the Company; or (iii) any other transaction or series of transactions, in which the Company’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent

10.      Confidential Information and Invention Assignment Agreement. As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of the Company. To protect the interest of the Company you will need to sign the Company’s standard “Employee Confidentiality Agreement” as a condition of your employment, a copy of which is enclosed.

11.      No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter. You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company will not infringe upon or violate the rights of any other person or entity. You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers.

12.      Arbitration. Any dispute or claim arising out of or in connection with this letter agreement will be finally settled by binding arbitration in an independent jurisdiction in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

2 NB: Depending on the size of the option grant and the value of the shares at termination, the severance payments may become subject to IRC Section 280G.

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Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

This offer is subject to final agreement on a mutually acceptable start date and transition plan, which will be negotiated during the first part of the week of September 25, 2006.

We are all delighted to be able to extend this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter the space provided below, and also sign the enclosed Employee Confidentiality Agreement, and return both to me. A duplicate original is enclosed for your records. This letter agreement, together with the Employee Confidentiality Agreement and any stock option and purchase agreements, sets forth our entire agreement and understanding regarding the terms of your employment with Company and supersedes any prior representations or agreements, whether written or oral (including that certain offer letter also dated as of the date hereof). This letter agreement may not be modified or amended except by a written agreement, signed by the Chairman of the Board of the Company and by you.

This offer, if not accepted, will expire at close of business on September 29, 2006.

Sincerely,

On Behalf of the Board of Directors

/s/ John Doerr

John Doerr
Kleiner Perkins Caufield & Byers

/s/ Samir Kaul

Samir Kaul
Khosla Ventures

5

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